Consent of Independent Registered Public Accounting Firm

Smith-Midland Corporation
Midland, Virginia

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-155920 and 333-214788) of Smith-Midland Corporation of our report dated March 30, 2017, relating to the consolidated financial statements which appear in this Form 10-K.

/s/ BDO USA, LLP
McLean, Virginia
March 30, 2017